                                                                    EXHIBIT 99
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

FOR FURTHER INFORMATION CONTACT:

Scott Hibbs (503) 731-2123



July 23, 1997

PACIFICORP REPORTS SECOND QUARTER 1997
FINANCIAL RESULTS

PacifiCorp (NYSE:PPW) today reported second quarter 1997 earnings on common stock of $89 million, or $0.30 per share, compared to $90 million, or $0.31 per share, reported in 1996. Second quarter 1996 results included $0.02 per share associated with asset sales at the company's financial services and telecommunications subsidiaries.

The earnings contribution from the company's domestic electric utility operations totaled $62 million in the quarter, approximating the 1996 level. Increases in retail and wholesale revenues were offset by higher operating, overhead and interest costs.

Earnings from Powercor, the company's Australian electricity and marketing company, increased in the quarter due to 35 percent load growth.

Commenting on second quarter results, Fred Buckman, President and Chief Executive Officer, said, "We are pleased with the continued earnings growth from our Australian electric business. Higher non-operational costs, however, are putting pressure on earnings from our domestic electric operations. We continue to search for additional ways to reduce costs in the domestic electric business in order to meet our earnings growth expectations for 1997."

Earnings from Pacific Telecom, Inc., the company's telecommunications subsidiary, increased in the quarter due to a 6% increase in customer access lines. As a result of the company's pending sales agreement, PTI is reported as a discontinued operation.

                     SECOND QUARTER 1997 EARNINGS ANALYSIS

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic electric operations earnings contribution in the quarter was $62 million, or $0.21 per share, approximating the contribution in the second quarter of 1996. Income from operations rose $7 million, or 4 percent, to $184 million. Increased interest costs offset the increase in operating income.

REVENUES
Second quarter domestic electric revenues increased $126 million, or 19 percent, to $791 million. Wholesale revenues increased $98 million, or 62 percent, while retail revenues rose $21 million, or 4 percent.

Retail revenues improved to $517 million mainly on the strength of increased energy sales volumes of 2 percent.

Residential revenues were up $4 million, or 2 percent, to $171 million. Average realized prices increased revenues $7 million primarily due to increased rates in Oregon and Wyoming. Increased volumes associated with customer growth were more than offset by declining customer usage, which is largely attributable to weather.

Commercial revenues grew by $8 million, or 5 percent, to $156 million on a 4 percent increase in energy sales. Growth in the average number of customers of 3 percent added $5 million to revenues, while increased usage per customer added $2 million.

Industrial revenues increased $9 million, or 5 percent, to $181 million on a 3 percent increase in energy sales. Price increases in the company's Oregon and Wyoming jurisdictions added $2 million to revenue. Increased usage, primarily for small to medium-sized industrial customers in Oregon and Wyoming, added $5 million to revenue. Increased irrigation usage also added $1 million to revenue.

Wholesale revenues increased $98 million, or 62 percent, to $254 million. Energy sales volumes increased 85 percent. Increased short-term firm and spot market sales added $80 million. Short-term firm and spot market sales prices averaged $15 per mWh compared to $11 per mWh for the same period in 1996. The increased prices added $13 million in revenues.

OPERATING EXPENSES
Total operating expenses increased $119 million, or 24 percent, to $608 million in the quarter.

Purchased power expense for the second quarter of 1997 increased $90 million, or 71 percent, to $217 million. Short-term firm and spot market energy purchases were up $64 million, or 5.5 million mWh, more than doubling the amount of purchases in the same period of 1996. Short-term firm and spot market purchase prices averaged $13 per mWh in the quarter versus $9 per mWh in the first quarter of 1996. The increase in purchase prices added $22 million to costs.

Fuel expense for the quarter was up $4 million, or 4 percent, to $97 million.

Net power costs in the quarter were $5.54 per mWh, compared to $6.19 per mWh in the second quarter of 1996, an 11 percent decrease. Net power cost represents the net cost to serve the company's domestic retail customers on a mWh basis. This is measured by the sum of fuel, purchased power and wheeling expense, less wholesale power and wheeling revenues. The decrease in net power cost is attributable to increased wholesale revenue contribution, primarily from higher short-term firm and spot market sales.

Other operations and maintenance expense increased $11 million, or 10 percent, to $127 million. The increase was driven by higher generation plant operating costs, increased tree trimming expense and increased customer service expenses.

Administrative and general expenses increased $7 million, or 10 percent, to $76 million. The increase resulted from higher employee-related expenses and outside service costs.

Depreciation and amortization expense increased $7 million, or 8 percent, to $91 million. The addition of the Hermiston plant in July, 1996, and the company's new customer service system added $4 million to depreciation in the quarter.

OTHER INCOME/EXPENSE

Electric interest expense increased $9 million, or 12 percent, to $81 million.
 The increase was attributable to higher debt balances as the result of the acquisition of the Hermiston plant in July, 1996, and increased capital contributions to PacifiCorp Holdings, Inc. relating to the acquisition of TPC Corporation in the second quarter of 1997.

Other income included $5 million in emission allowance sales in the second quarter of 1997. There were no emission allowance sales in the second quarter of 1996.

Income tax expense approximated 1996 levels at $41 million.


AUSTRALIAN ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
The company's Australian electric operations contributed $8 million, or $0.03 per share, in the second quarter of 1997, compared to $5 million, or $0.02 per share, in the second quarter of 1996.

In the second quarter of 1997, Powercor, the company's Australian electric distribution and marketing business, contributed earnings of $8 million, compared to $5 million in the comparable period of 1996. Income from operations increased $4 million, or 18 percent, to $27 million.

REVENUES
Powercor's revenues increased $22 million, or 14 percent, to $178 million. The increase was attributable to increased energy sales volumes of 679 million kWh, or 35 percent.

Energy volumes to contestable customers outside Powercor's franchise area were up 770 million kWh and added $32 million to revenue due to customer gains in Victoria and New South Wales. This includes increased energy volumes for customers in Victoria of 513 million kWh that added $24 million to revenue, and increased energy volumes for customers in New South Wales of 257 million kWh which added $8 million to revenue.

Energy volumes to customers inside Powercor's franchise area decreased 91 million kWh, which reduced revenue by $10 million. Residential revenues for franchise customers were down $1 million, or 2%, to $61 million. This includes decreased energy volumes for residential customers of 10 million kWh, primarily due to the effect of mild weather, partially offset by growth in the number of customers of 1%. Energy volumes to commercial and industrial customers that include franchise and contestable customers, decreased 81 million kWh, which reduced revenue by $9 million. Customers lost from the effect of continued deregulation in the market reduced revenue by $7 million and lower prices, in part due to moving Tariff H customers to market related prices, reduced revenue by $2 million.

OPERATING EXPENSES
Purchased power expense increased $8 million, or 10 percent, to $85 million. A 35 percent increase in purchased power volumes added $27 million to costs, which was offset in part by lower power pool prices. Purchased power prices averaged $33 per mWh, compared to $40 per mWh in 1996.

Other operating expenses increased $11 million, or 30 percent, to $48 million. Increased sales to contestable customers outside Powercor's franchise area resulted in higher network and grid fees of $16 million. This was offset in part by higher network revenues of $4 million from customers inside Powercor's franchise area serviced by other electricity companies.

Interest expense and other decreased $5 million, or 25 percent, to $15 million. Included in this decrease is lower interest expense of $3 million primarily due to reduced interest rates.

Income tax expense was $4 million in 1997, compared to a tax benefit of $2 million in 1996. The tax benefit resulted from purchase price adjustments relating to the Powercor acquisition.

In the second quarter of 1997, the company recorded break-even results on its equity investment in the Hazelwood power station.

Hazelwood sells its generation output through a statewide generation pool and under bilateral contracts directly to Victorian distribution companies. Pool and contract prices vary depending on certain conditions, including weather, economic growth and other factors influencing supply and demand for electric power. Power prices are highest in the Australian winter months because demand is highest, which generally is expected to result in higher profit margins for Hazelwood during the second and third calendar quarters.

The refurbishment of units 7 and 8 at Hazelwood continues on schedule. The refurbishment of unit 8 is scheduled for completion later this year, while unit 7 is expected to be completed early in 1998.

AUSTRALIAN ELECTRIC OPERATIONS SECOND QUARTER RESULTS (In millions):
_____________________________________________________

                                                  1997              1996
                                                  ____              ____

      Powercor:
      ________

      Revenues                                    $178              $156
      Purchased power                              (85)              (77)
      Depreciation and amortization                (18)              (19)
      Other operating expenses                     (48)              (37)
                                                   ___               ___
      Income from operations                        27                23
      Interest expense and other                   (15)              (20)
                                                   ___               ___
      Income before income taxes                    12                 3
      Income taxes                                  (4)                2
      POWERCOR NET INCOME                         $  8              $  5
      HAZELWOOD NET INCOME                           -                 -
                                                   ___               ___
      Earnings contribution                       $  8              $  5
                                                   ===               ===

TELECOMMUNICATIONS

On June 13, 1997, the Company announced it had entered into an agreement to sell Pacific Telecom, Inc. to Century Telephone Enterprises, Inc. for $1.5 billion in cash, plus assumption of Pacific Telecom debt. As a result of the agreement to sell, PacifiCorp is reporting PTI as a discontinued operation pending final disposition. The sale of PTI is subject to regulatory approvals in certain states in which it does business, and with the Federal Communications Commission.

PTI SECOND QUARTER RESULTS (In millions):         1997              1996
__________________________                        ____              ____

Revenues                                          $134              $127
Operating expenses                                 (92)              (89)
                                                   ___               ___
Income from operations                              42                38
Interest expense                                   (10)              (11)
Other income/(expense)                              (1)                3
                                                   ___               ___
Income before income taxes                          31                30
Income taxes                                       (12)              (12)
                                                   ___               ___
Net income                                         $19               $18
                                                    __                __

EARNINGS CONTRIBUTION
The earnings contribution from PTI for the second quarter of 1997 totaled $19 million, or $0.06 per share, compared to $18 million, or $0.06 per share, in the second quarter of 1996. Second quarter 1996 results included a gain of $0.01 per share associated with the sale of a cellular property.


REVENUES
PTI's revenues increased $7 million, or 5 percent, to $134 million. Growth of 6 percent in local exchange access lines added $2 million to revenue and customer growth increased cellular revenue $2 million. Increased minutes of use also added $2 million in network access service revenue.

OPERATING EXPENSES
Operating expenses increased $3 million, or 3 percent, to $92 million. The increase includes $1 million in costs for increased local exchange access lines, $1 million in depreciation for additional plant in service and $1 million for cellular customer growth.

OTHER INCOME/EXPENSE
Interest expense for the quarter is $10 million, a slight decrease from the second quarter of 1996. Income taxes are $12 million in the quarter, the same as for the same period in 1996.

PTI has pending acquisitions of local exchange properties in Minnesota, Michigan and Alaska serving approximately 70,000 access lines. Approvals for the Minnesota and Michigan acquisitions have been received from the public utility commissions in those states. PTI is awaiting approval of these acquisitions from the Federal Communications Commission. Hearings before the Alaska Public Utilities Commission for the Alaska acquisition concluded in June, and PTI is awaiting an order. PTI anticipates that all three acquisitions will receive all final regulatory approvals and close prior to the end of 1997. PTI also has signed letters of intent to acquire additional local exchange operations totaling 3,800 access lines.


OTHER BUSINESSES

EARNINGS CONTRIBUTION
Earnings from other operations declined $6 million in the quarter. Second quarter 1996 results included gains on sales of financial assets totaling $4 million, or $0.01 per share. Earnings for the quarter include a $1 million loss from TPC Corporation, the company's natural gas marketing and storage company. PacifiCorp Holdings, Inc. acquired TPC in April of this year and last week announced that it is soliciting offers for the natural gas gathering and processing assets of TPC.

OTHER INCOME/EXPENSE
Interest expense from other operations increased $9 million, to $17 million in 1997. The increase was attributable to higher debt balances as a result of the acquisitions of Hazelwood and TPC Corporation. Additionally, second quarter 1996 included a favorable interest expense adjustment from a state tax settlement.

Income taxes from other operations is a benefit of $5 million in 1997, compared to an expense of $2 million in 1996. Second quarter 1996 included income tax expense relating to gains on financial asset sales and an unfavorable state tax settlement.

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                               3 Months Ended June 30        $       %
                                                  1997          1996      Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations (1)          $    791,400  $    665,400  $  126,000     19
  Australian Electric Operations (1)             178,100       156,100      22,000     14
  Other Operations (2)                           250,600        35,100     215,500     *
                                           -----------------------------------------------
          TOTAL                                1,220,100       856,600     363,500     42
                                           -----------------------------------------------
EXPENSES
  Domestic Electric Operations
    Fuel                                          97,300        93,600       3,700      4
    Purchased power (1)                          216,700       126,500      90,200     71
    Other operations and maintenance (1)         126,500       115,200      11,300     10
    Depreciation and amortization                 91,000        84,400       6,600      8
    Administrative and general                    76,000        68,800       7,200     10
                                           -----------------------------------------------
          TOTAL                                  607,500       488,500     119,000     24
  Australian Electric Operations (1)             150,800       133,000      17,800     13
  Other Operations (2)                           239,900        16,600     223,300     *
                                           -----------------------------------------------
          TOTAL                                  998,200       638,100     360,100     56
                                           -----------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations                   183,900       176,900       7,000      4
  Australian Electric Operations                  27,300        23,100       4,200     18
  Other Operations (2)                            10,700        18,500      (7,800)   (42)
                                           -----------------------------------------------
          TOTAL                                  221,900       218,500       3,400      2
Interest expense                                 113,200        98,400      14,800     15
Other (income) expense                            (7,600)         (200)     (7,400)    *
                                           -----------------------------------------------
Income from continuing operations
  before income taxes                            116,300       120,300      (4,000)    (3)
Income taxes                                      40,600        39,000       1,600      4
                                           -----------------------------------------------
Income from continuing operations                 75,700        81,300      (5,600)    (7)
Discontinued operations (3)                       19,100        17,900       1,200      7
                                           -----------------------------------------------
NET INCOME                                        94,800        99,200      (4,400)    (4)

Preferred dividend requirement                     6,100         9,000      (2,900)   (32)
                                           -----------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (4)
  Domestic Electric Operations                    62,200        62,100         100      -
  Australian Electric Operations                   8,100         5,100       3,000     59
  Other Operations (2)                              (700)        5,100      (5,800)  (114)
                                           -----------------------------------------------
Continuing operations                             69,600        72,300      (2,700)    (4)
Discontinued operations (3)                       19,100        17,900       1,200      7
                                           -----------------------------------------------
          TOTAL                             $     88,700  $     90,200  $   (1,500)    (2)
                                           ===============================================
Average common shares outstanding                295,901       293,864       2,037      1

EARNINGS PER COMMON SHARE
  Domestic Electric Operations              $       0.21  $       0.21  $        -      -
  Australian Electric Operations                    0.03          0.02        0.01     50
  Other Operations (2)                                 -          0.02       (0.02)  (100)
                                           -----------------------------------------------
Continuing operations                               0.24          0.25       (0.01)    (4)
Discontinued operations (3)                         0.06          0.06           -      -
                                           -----------------------------------------------
          TOTAL                             $       0.30  $       0.31  $    (0.01)    (3)
                                           ===============================================
Dividends paid per common share             $       0.27  $       0.27  $        -      -
                                           ===============================================

*  Not a meaningful number.

                            (See accompanying notes on page 11)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)

                                               3 Months Ended June 30        $       %
                                                  1997          1996      Change   Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                               $    171,400  $    167,500  $    3,900      2
  Commercial                                     156,000       148,200       7,800      5
  Industrial                                     180,900       171,900       9,000      5
  Other                                            8,200         8,000         200      3
                                           -----------------------------------------------
          Retail Sales                           516,500       495,600      20,900      4
   Wholesale sales                               254,400       156,700      97,700     62
   Other                                          20,500        13,100       7,400     56
                                           -----------------------------------------------
          TOTAL                             $    791,400  $    665,400  $  126,000     19
                                           ===============================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                      2,635         2,683         (48)    (2)
  Commercial                                       2,838         2,736         102      4
  Industrial                                       5,155         4,981         174      3
   Other                                             193           164          29     18
                                           -----------------------------------------------
          Retail Sales                            10,821        10,564         257      2
   Wholesale sales                                11,862         6,399       5,463     85
                                           -----------------------------------------------
          TOTAL                                   22,683        16,963       5,720     34
                                           ===============================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                               $     61,400  $     62,600  $   (1,200)    (2)
  Commercial                                      49,900        35,100      14,800     42
  Industrial                                      60,700        52,000       8,700     17
                                           -----------------------------------------------
          Retail Sales                           172,000       149,700      22,300     15
  Other                                            6,100         6,400        (300)    (5)
                                           -----------------------------------------------
          TOTAL                             $    178,100  $    156,100  $   22,000     14
                                           ===============================================

AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                        675           685         (10)    (1)
  Commercial                                         628           362         266     73
  Industrial                                       1,304           881         423     48
                                           -----------------------------------------------
          TOTAL                                    2,607         1,928         679     35
                                           ===============================================

*  Not a meaningful number.

                            (See accompanying notes on page 11)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                               6 Months Ended June 30        $       %
                                                  1997          1996      Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations (1)          $  1,584,600  $  1,370,000  $  214,600     16
  Australian Electric Operations (1)             361,500       299,500      62,000     21
  Other Operations (2)                           315,800        70,500     245,300     *
                                           -----------------------------------------------
          TOTAL                                2,261,900     1,740,000     521,900     30
                                           -----------------------------------------------
EXPENSES
  Domestic Electric Operations
    Fuel                                         213,900       195,700      18,200      9
    Purchased power (1)                          420,600       249,700     170,900     68
    Other operations and maintenance (1)         240,200       223,000      17,200      8
    Depreciation and amortization                180,300       168,300      12,000      7
    Administrative and general                   149,000       136,700      12,300      9
                                           -----------------------------------------------
          TOTAL                                1,204,000       973,400     230,600     24
  Australian Electric Operations (1)             279,300       240,200      39,100     16
  Other Operations (2)                           295,300        31,000     264,300     *
                                           -----------------------------------------------
          TOTAL                                1,778,600     1,244,600     534,000     43
                                           -----------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations                   380,600       396,600     (16,000)    (4)
  Australian Electric Operations                  82,200        59,300      22,900     39
  Other Operations (2)                            20,500        39,500     (19,000)   (48)
                                           -----------------------------------------------
          TOTAL                                  483,300       495,400     (12,100)    (2)
Interest expense                                 219,700       205,900      13,800      7
Other (income) expense                           (11,500)       (9,500)     (2,000)   (21)
                                           -----------------------------------------------
Income from continuing operations
  before income taxes                            275,100       299,000     (23,900)    (8)
Income taxes                                      96,700       103,700      (7,000)    (7)
                                           -----------------------------------------------
Income from continuing operations                178,400       195,300     (16,900)    (9)
Discontinued operations (3)                       37,400        33,800       3,600     11
                                           -----------------------------------------------
NET INCOME                                       215,800       229,100     (13,300)    (6)

Preferred dividend requirement                    12,200        18,000      (5,800)   (32)
                                           -----------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (4)
  Domestic Electric Operations                   136,800       148,400     (11,600)    (8)
  Australian Electric Operations                  29,100        15,900      13,200     83
  Other Operations (2)                               300        13,000     (12,700)   (98)
                                           -----------------------------------------------
Continuing operations                            166,200       177,300     (11,100)    (6)
Discontinued operations (3)                       37,400        33,800       3,600     11
                                           -----------------------------------------------
          TOTAL                             $    203,600  $    211,100  $   (7,500)    (4)
                                           ===============================================
Average common shares outstanding                295,648       290,177       5,471      2

EARNINGS PER COMMON SHARE
  Domestic Electric Operations              $       0.46  $       0.51  $    (0.05)   (10)
  Australian Electric Operations                    0.10          0.05        0.05    100
  Other Operations (2)                                 -          0.05       (0.05)  (100)
                                           -----------------------------------------------
Continuing operations                               0.56          0.61       (0.05)    (8)
Discontinued operations (3)                         0.13          0.12        0.01      8
                                           -----------------------------------------------
          TOTAL                             $       0.69  $       0.73  $    (0.04)    (5)
                                           ===============================================
Dividends paid per common share             $       0.54  $       0.54  $        -      -
                                           ===============================================

* Not a meaningful number.

                            (See accompanying notes on page 11)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)

                                               6 Months Ended June 30        $       %
                                                  1997          1996      Change   Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                               $    404,500  $    394,500  $   10,000      3
  Commercial                                     306,200       299,200       7,000      2
  Industrial                                     335,900       337,600      (1,700)    (1)
  Other                                           16,000        15,600         400      3
                                           -----------------------------------------------
          Retail Sales                         1,062,600     1,046,900      15,700      1
   Wholesale sales                               484,100       297,000     187,100     63
   Other                                          37,900        26,100      11,800     45
                                           -----------------------------------------------
          TOTAL                             $  1,584,600  $  1,370,000  $  214,600     16
                                           ===============================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                      6,462         6,454           8      -
  Commercial                                       5,622         5,520         102      2
  Industrial                                       9,900         9,755         145      1
   Other                                             362           315          47     15
                                           -----------------------------------------------
          Retail Sales                            22,346        22,044         302      1
   Wholesale sales                                22,102        12,072      10,030     83
                                           -----------------------------------------------
          TOTAL                                   44,448        34,116      10,332     30
                                           ===============================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                               $    119,900  $    112,800  $    7,100      6
  Commercial                                      99,200        67,900      31,300     46
  Industrial                                     118,600       106,200      12,400     12
                                           -----------------------------------------------
          Retail Sales                           337,700       286,900      50,800     18
  Other                                           23,800        12,600      11,200     89
                                           -----------------------------------------------
          TOTAL                             $    361,500  $    299,500  $   62,000     21
                                           ===============================================

AUSTRALIAN ELECTRIC ENERGY
 SALES (Millions of kWh)
  Residential                                      1,283         1,257          26      2
  Commercial                                       1,290           745         545     73
  Industrial                                       2,454         1,786         668     37
                                           -----------------------------------------------
          TOTAL                                    5,027         3,788       1,239     33
                                           ===============================================

                                                    June      December        $       %
                                                    1997          1996      Change  Change
                                           -----------------------------------------------
CONSOLIDATED CAPITALIZATION
  Common equity                             $  4,068,000  $  4,032,000  $   36,000      1
  Preferred stock                                311,000       314,000      (3,000)    (1)
  Preferred securities of trust holding
     solely PacifiCorp debentures                210,000       210,000           -      -
  Long-term debt                               5,361,000     4,829,000     532,000     11
  Short-term debt                                872,000       903,000     (31,000)    (3)
                                           -----------------------------------------------
          TOTAL                             $ 10,822,000  $ 10,288,000  $  534,000      5
                                           ===============================================

*  Not a meaningful number.

(1) Certain amounts from the prior year have been reclassified to conform with the 1997 method of presentation. Reclassifications had no effect on previously reported consolidated net income.

(2) Other includes the operations of PacifiCorp Financial Services, Inc., Pacific Generation Company, TPC Corporation and PacifiCorp Power Marketing, as well as activities of PacifiCorp Holdings, Inc.

(3) Represents the discontinued operations of Pacific Telecom, Inc., a telecommunications subsidiary.

(4)   Earnings contribution on common stock by segment:
      (a) Does not reflect elimination for interest on intercompany borrowing arrangements.
      (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other Operations.
      (c) Amounts are net of preferred dividend requirements and minority interest.

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